                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                 --------------

                                  SCHEDULE 13D
                                 (RULE 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                              (Amendment No. 9)(1)

                                   SAIA, INC.
                                   ----------
                                (Name of Issuer)

                          Common Stock, $.001 Par Value
                         ------------------------------
                         (Title of Class of Securities)

                                    78709Y105
                                    ---------
                                 (CUSIP Number)

                              STEVEN WOLOSKY, ESQ.
                 OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                                Park Avenue Tower
                               65 East 55th Street
                            New York, New York 10022
                                 (212) 451-2300
                                 --------------
                 (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                October 20, 2006
                                ----------------
             (Date of Event Which Requires Filing of This Statement)

         If the filing person has  previously  filed a statement on Schedule 13G to report the  acquisition  that is the  subject of this  Schedule  13D,  and is filing this schedule because of Rule 13d-1(e),  13d-1(f) or 13d-1(g),  check the following box / /.

         NOTE.  Schedules  filed in paper format shall include a signed original and five copies of the  schedule,  including  all  exhibits.  SEE Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 24 Pages)

----------------
(1)      The  remainder  of this cover page shall be filled out for a  reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information  required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 or otherwise  subject to the  liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  SEE the
NOTES).

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 2 of 24 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Cayman Islands
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   368,421
  OWNED BY     -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               368,421
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     368,421
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     2.5%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 3 of 24 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     PARCHE, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   148,104
  OWNED BY     -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               148,104
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     148,104
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     1.0%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 4 of 24 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     RCG AMBROSE MASTER FUND, LTD
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Cayman Islands
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   51,520
  OWNED BY     -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               51,520
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     51,520
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     Less than 1%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 5 of 24 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     RCG HALIFAX FUND, LTD
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Cayman Islands
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   47,435
  OWNED BY     -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               47,435
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     47,435
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     Less than 1%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 6 of 24 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     RAMIUS MASTER FUND, LTD.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Cayman Islands
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   229,828
  OWNED BY     -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               229,828
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     229,828
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     1.6%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 7 of 24 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     ADMIRAL ADVISORS, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   516,525
  OWNED BY     -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               516,525
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     516,525
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     3.5%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 8 of 24 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     RAMIUS ADVISORS, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   229,828
  OWNED BY     -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               229,828
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     229,828
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     1.6%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IA, OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 9 of 24 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     RAMIUS CAPITAL GROUP, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   845,308
  OWNED BY     -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               845,308
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     845,308
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     5.8%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IA, OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 10 of 24 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     C4S & CO., LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   845,308
  OWNED BY     -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               845,308
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     845,308
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     5.8%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 11 of 24 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     PETER A. COHEN
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    845,308
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               - 0 -
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               845,308
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     845,308
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     5.8%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 12 of 24 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     MORGAN B. STARK
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    845,308
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               - 0 -
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               845,308
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     845,308
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     5.8%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 13 of 24 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     JEFFREY M. SOLOMON
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    845,308
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               - 0 -
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               845,308
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     845,308
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     5.8%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 14 of 24 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     THOMAS W. STRAUSS
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    845,308
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               845,308
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     845,308
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     5.8%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 15 of 24 Pages
----------------------                                    ----------------------

                  The following constitutes Amendment No. 9 ("Amendment No. 9")
to the Schedule 13D filed by the undersigned. This Amendment No. 9 amends the
Schedule 13D as specifically set forth.

         Item 3 is hereby amended and restated as follows:

         The Shares purchased by Starboard, Parche, RCG Ambrose, RCG Halifax and
Ramius Master were purchased with the working capital of such entities (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business) in open market purchases, except as otherwise noted, as set forth in Schedule A, which is incorporated by reference herein.
The aggregate purchase cost of the 845,308 Shares beneficially owned in the aggregate by all of the Reporting Persons is approximately $23,469,513.00, including brokerage commissions.

         Item 5 is hereby amended and restated as follows:

         The aggregate percentage of Shares reported owned by each person named herein is based upon 14,656,155 Shares outstanding, which is the total number of
Shares outstanding as of July 26, 2006, as reported in the Issuer's Quarterly
Report on Form 10-Q filed with the Securities and Exchange Commission on July
28, 2006.

     A.      Starboard

         (a) As of October 23, 2006, Starboard beneficially owned 368,421
Shares.

             Percentage: Approximately 2.5%.

         (b) 1. Sole power to vote or direct vote: 368,421
             2. Shared power to vote or direct vote: 0
             3. Sole power to dispose or direct the disposition: 368,421
             4. Shared power to dispose or direct the disposition: 0

         (c) The transactions by Starboard in the Shares since the filing of
Amendment No. 8 to Schedule 13D are set forth in Schedule A and are incorporated by reference.

     B.      Parche

         (a) As of October 23, 2006, Parche beneficially owned 148,104 Shares.

             Percentage: Approximately 1.0%.

         (b) 1. Sole power to vote or direct vote: 148,104
             2. Shared power to vote or direct vote: 0
             3. Sole power to dispose or direct the disposition: 148,104
             4. Shared power to dispose or direct the disposition: 0

         (c) The transactions by Parche in the Shares since the filing of
Amendment No. 8 to Schedule 13D are set forth in Schedule A and are incorporated by reference.

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 16 of 24 Pages
----------------------                                    ----------------------

     C.      RCG Ambrose

         (a) As of October 23, 2006, RCG Ambrose beneficially owned 51,520
Shares.

             Percentage: Less than 1%.

         (b) 1. Sole power to vote or direct vote: 51,520
             2. Shared power to vote or direct vote: 0
             3. Sole power to dispose or direct the disposition: 51,520
             4. Shared power to dispose or direct the disposition: 0

         (c) The transactions by RCG Ambrose in the Shares since the filing of
Amendment No. 8 to Schedule 13D are set forth in Schedule A and are incorporated by reference.

     D.      RCG Halifax

         (a) As of October 23, 2006, RCG Halifax beneficially owned 47,435
Shares.

             Percentage: Less than 1%.

         (b) 1. Sole power to vote or direct vote: 47,435
             2. Shared power to vote or direct vote: 0
             3. Sole power to dispose or direct the disposition: 47,435
             4. Shared power to dispose or direct the disposition: 0

         (c) The transactions by RCG Halifax in the Shares since the filing of
Amendment No. 8 to Schedule 13D are set forth in Schedule A and are incorporated by reference.

     E.      Ramius Master

         (a) As of October 23, 2006, Ramius Master beneficially owned 229,828
Shares.

             Percentage: Approximately 1.6%.

         (b) 1. Sole power to vote or direct vote: 229,828
             2. Shared power to vote or direct vote: 0
             3. Sole power to dispose or direct the disposition: 229,828
             4. Shared power to dispose or direct the disposition: 0

         (c) The transactions by Ramius Master in the Shares since the filing of
Amendment No. 8 to Schedule 13D are set forth in Schedule A and are incorporated by reference.

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 17 of 24 Pages
----------------------                                    ----------------------

     F.      Admiral Advisors

         (a) As of October 23, 2006, as the investment manager of Starboard and the managing member of Parche, Admiral Advisors may be deemed the beneficial owner of (i) 368,421 Shares owned by Starboard and (ii) 148,104 Shares owned by
Parche.

             Percentage: Approximately 3.5%.

         (b) 1. Sole power to vote or direct vote: 516,525
             2. Shared power to vote or direct vote: 0
             3. Sole power to dispose or direct the disposition: 516,525
             4. Shared power to dispose or direct the disposition: 0

         (c) Admiral Advisors did not enter into any transactions in the Shares since the filing of Amendment No. 8 to Schedule 13D. The transactions in the
Shares since the filing of Amendment No. 8 to Schedule 13D on behalf of
Starboard and Parche are set forth in Schedule A and are incorporated herein by reference.

     G.      Ramius Advisors

         (a) As of October 23, 2006, as the investment advisor of Ramius Master,
Ramius Advisors may be deemed the beneficial owner of 229,828 Shares owned by
Ramius Master.

             Percentage: Approximately 1.6%.

         (b) 1. Sole power to vote or direct vote: 229,828
             2. Shared power to vote or direct vote: 0
             3. Sole power to dispose or direct the disposition: 229,828
             4. Shared power to dispose or direct the disposition: 0

         (c) Ramius Advisors did not enter into any transactions in the Shares since the filing of Amendment No. 8 to Schedule 13D. The transactions in the
Shares since the filing of Amendment No. 8 to Schedule 13D on behalf of Ramius
Master are set forth in Schedule A and are incorporated herein by reference.

     H.      Ramius Capital

         (a) As of October 23, 2006, as the sole member of Admiral Advisors and
Ramius Advisors (the investment advisor of Ramius Master) and as the investment advisor to RCG Halifax and RCG Ambrose, Ramius Capital may be deemed the beneficial owner of (i) 368,421 shares owned by Starboard, (ii) 148,104 Shares owned by Parche, (iii) 51,520 Shares owned by RCG Ambrose, (iv) 47,435 Shares owned by RCG Halifax and (v) 229,828 Shares owned by Ramius Master.

             Percentage: Approximately 5.8%.

         (b) 1. Sole power to vote or direct vote: 845,308
             2. Shared power to vote or direct vote: 0
             3. Sole power to dispose or direct the disposition: 845,308
             4. Shared power to dispose or direct the disposition: 0

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 18 of 24 Pages
----------------------                                    ----------------------

         (c) Ramius Capital did not enter into any transactions in the Shares since the filing of Amendment No. 8 to Schedule 13D. The transactions in the
Shares since the filing of Amendment No. 8 to Schedule 13D on behalf of
Starboard, Parche, RCG Ambrose, RCG Halifax and Ramius Master are set forth in
Schedule A and are incorporated herein by reference.

     I.      C4S

         (a) As of October 23, 2006, as the managing member of Ramius Capital,
C4S may be deemed the beneficial owner of (i) 368,421 Shares owned by Starboard,
(ii) 148,104 Shares owned by Parche, (iii) 51,520 Shares owned by RCG Ambrose,
(iv) 47,435 Shares owned by RCG Halifax, and (v) 229,828 Shares owned by Ramius
Master.

             Percentage: Approximately 5.8%.

         (b) 1. Sole power to vote or direct vote: 845,308
             2. Shared power to vote or direct vote: 0
             3. Sole power to dispose or direct the disposition: 845,308
             4. Shared power to dispose or direct the disposition: 0

         (c) C4S did not enter into any transactions in the Shares since the filing of Amendment No. 8 to Schedule 13D. The transactions in the Shares since the filing of Amendment No. 8 to Schedule 13D on behalf of Starboard, Parche,
RCG Ambrose, RCG Halifax and Ramius Master are set forth in Schedule A and are incorporated by reference.

     J.      Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon

         (a) As of October 23, 2006, as the managing members of C4S, each of Mr.
Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon may be deemed the beneficial owner of (i) 368,421 Shares owned by Starboard, (ii) 148,104 Shares owned by Parche,
(iii) 51,520 Shares owned by RCG Ambrose, (iv) 47,435 Shares owned by RCG
Halifax and (v) 229,828 Shares owned by Ramius Master. Each of Messrs. Cohen,
Stark, Solomon and Strauss share voting and dispositive power with respect to the Shares owned by Starboard, Parche, RCG Ambrose, RCG Halifax and Ramius
Master by virtue of their shared authority to vote and dispose of such Shares.
Messrs. Cohen, Stark, Solomon and Strauss disclaim beneficial ownership of such
Shares.

             Percentage: Approximately 5.8%.

         (b) 1. Sole power to vote or direct vote: 0
             2. Shared power to vote or direct vote: 845,308
             3. Sole power to dispose or direct the disposition: 0
             4. Shared power to dispose or direct the disposition: 845,308

         (c) None of Mr. Cohen, Mr. Stark, Mr. Strauss or Mr. Solomon has
entered into any transactions in the Shares since the filing of Amendment No. 8 to Schedule 13D. The transactions in the Shares since the filing of Amendment
No. 8 to Schedule 13D on behalf of Starboard, Parche, RCG Ambrose, RCG Halifax and Ramius Master are set forth in Schedule A and are incorporated by reference.

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 19 of 24 Pages
----------------------                                    ----------------------

         (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such Shares.

         (e) Not applicable.

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 20 of 24 Pages
----------------------                                    ----------------------

                                   SIGNATURES
                                   ----------

                  After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: October 24, 2006

RAMIUS CAPITAL GROUP, LLC                   RCG AMBROSE MASTER FUND, LTD.

By: C4S & Co., L.L.C.,                      By: Ramius Capital Group, LLC,
    as Managing Member                          its Investment Advisor

By: /s/ Jeffrey M. Solomon                  By: C4S & Co., L.L.C.,
    -------------------------------------       its Managing Member
    Name: Jeffrey M. Solomon
    Title: Managing Member                  By: /s/ Jeffrey M. Solomon
                                                --------------------------------
                                                Name: Jeffrey M. Solomon
                                                Title: Managing Member

RCG HALIFAX FUND, LTD.                      RAMIUS MASTER FUND, LTD

By: Ramius Capital Group, LLC,              By: Ramius Advisors, LLC
    its Investment Advisor                      its Investment Advisor

By: C4S & Co., L.L.C.,                      By: Ramius Capital Group, LLC
    its Managing Member                         its Managing Member

By: /s/ Jeffrey M. Solomon                  By: /s/ Jeffrey M. Solomon
    ------------------------------------        --------------------------------
    Name: Jeffrey M. Solomon                    Name: Jeffrey M. Solomon
    Title: Managing Member                      Title: Managing Member

C4S & CO., L.L.C.                           JEFFREY M. SOLOMON

By: /s/  Jeffrey M. Solomon                 /s/ Jeffrey M. Solomon
    ------------------------------------    ------------------------------------
    Name: Jeffrey M. Solomon                Individually and as attorney-in-fact
    Title: Managing Member                  for Peter A.Cohen, Morgan B. Stark
                                            and Thomas W. Strauss

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 21 of 24 Pages
----------------------                                    ----------------------

STARBOARD VALUE & OPPORTUNITY               PARCHE, LLC
MASTER FUND LTD.                            By: Admiral Advisors, LLC,
                                            its managing member
By: /s/ Jeffrey M. Solomon
    -------------------------------------   By: /s/ Jeffrey M. Solomon
    Name: Jeffrey M. Solomon                    --------------------------------
    Title: Authorized Signatory                 Name: Jeffrey M. Solomon
                                                Title: Authorized Signatory

ADMIRAL ADVISORS, LLC                       RAMIUS ADVISORS, LLC
By: Ramius Capital Group, LLC,              By: Ramius Capital Group, LLC,
    its managing member                         its managing member

By: /s/ Jeffrey M. Solomon                  By: /s/ Jeffrey M. Solomon
    ------------------------------------        --------------------------------
    Name: Jeffrey M. Solomon                    Name: Jeffrey M. Solomon
    Title: Authorized Signatory                 Title: Authorized Signatory

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 22 of 24 Pages
----------------------                                    ----------------------

                                   SCHEDULE A

 TRANSACTIONS IN THE SHARES SINCE THE FILING OF AMENDMENT NO. 8 TO SCHEDULE 13D

Shares of Common Stock              Price Per                         Date of
    Bought / (Sold)                  Share($)                      Purchase/Sale
----------------------              ---------                      -------------

                STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.
                ------------------------------------------------

    (18,882)                         35.1770                         10/13/06
     (6,897)                         35.7402                         10/16/06
     (5,006)                         34.6287                         10/17/06
       8,167                         33.9520                         10/17/06
    (18,523)                         33.9235                         10/17/06
    (13,768)                         32.9883                         10/18/06
     (9,676)                         32.3659                         10/19/06
       1,002                         32.4457                         10/19/06
     (8,717)                         33.0300                         10/20/06
     (8,808)                         33.3044                         10/20/06
     (8,717)                         31.7125                         10/23/06
    (10,215)                         31.6852                         10/23/06

                                   PARCHE, LLC
                                   -----------

     (3,596)                         35.1770                         10/13/06
     (3,994)                         35.1770                         10/13/06
     (1,314)                         35.7402                         10/16/06
     (1,459)                         35.7402                         10/16/06
       (953)                         34.6287                         10/17/06
       1,555                         33.9520                         10/17/06
     (3,528)                         33.9235                         10/17/06
     (1,059)                         34.6287                         10/17/06
       1,728                         33.9520                         10/17/06
     (3,918)                         33.9235                         10/17/06

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 23 of 24 Pages
----------------------                                    ----------------------

     (2,622)                         32.9883                         10/18/06
     (2,913)                         32.9883                         10/18/06
     (1,843)                         32.3659                         10/19/06
         191                         32.4557                         10/19/06
     (2,047)                         32.3659                         10/19/06
         212                         32.4457                         10/19/06
     (1,660)                         33.0300                         10/20/06
     (1,677)                         33.3044                         10/20/06
     (1,844)                         33.0300                         10/20/06
     (1,863)                         33.3044                         10/20/06
     (1,660)                         31.7125                         10/23/06
     (1,844)                         31.7125                         10/23/06
     (1,946)                         31.6852                         10/23/06
     (2,161)                         31.6852                         10/23/06

                          RCG AMBROSE MASTER FUND, LTD.
                          -----------------------------

     (2,641)                         35.1770                         10/13/06
       (965)                         35.7402                         10/16/06
       (700)                         34.6287                         10/17/06
       1,142                         33.9520                         10/17/06
     (2,590)                         33.9235                         10/17/06
     (1,925)                         32.9883                         10/18/06
     (1,353)                         32.3659                         10/19/06
         140                         32.4457                         10/19/06
     (1,219)                         33.0300                         10/20/06
     (1,232)                         33.3044                         10/20/06
     (1,219)                         31.7125                         10/23/06
     (1,429)                         31.6852                         10/23/06

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 24 of 24 Pages
----------------------                                    ----------------------

                             RCG HALIFAX FUND, LTD.
                             ----------------------

     (2,432)                         35.1770                         10/13/06
       (887)                         35.7402                         10/16/06
       (644)                         34.6287                         10/17/06
       1,051                         33.9520                         10/17/06
     (2,386)                         33.9235                         10/17/06
     (1,773)                         32.9883                         10/18/06
     (1,246)                         32.3659                         10/19/06
         130                         32.4457                         10/19/06
     (1,122)                         33.0300                         10/20/06
     (1,134)                         33.3044                         10/20/06
     (1,122)                         31.7125                         10/23/06
     (1,315)                         31.6852                         10/23/06

                             RAMIUS MASTER FUND, LTD
                             -----------------------

    (11,779)                         35.1770                         10/13/06
     (4,303)                         35.7402                         10/16/06
     (3,123)                         34.6287                         10/17/06
       5,094                         33.9520                         10/17/06
    (11,555)                         33.9235                         10/17/06
     (8,589)                         32.9883                         10/18/06
     (6,036)                         32.3659                         10/19/06
         625                         32.4457                         10/19/06
     (5,438)                         33.0300                         10/20/06
     (5,495)                         33.3044                         10/20/06
     (5,438)                         31.7125                         10/23/06
     (6,373)                         31.6852                         10/23/06